UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	April 26, 2010

AMBASSADORS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

2101 4th Avenue, Suite 210 Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(206) 292-9606

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 26, 2010, Ambassadors International, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Hans Birkholz under which Mr. Birkholz will become President and Chief Executive Officer of the Company and the Company’s Windstar Cruises business.  Mr. Birkholz will join the Company as President on May 10, 2010 (the “Start Date”), and effective as of May 17, 2010, he will also become Chief Executive Officer of the Company and Windstar Cruises.  The Employment Agreement provides for Mr. Birkholz to have an annual base salary of $350,000, subject to annual review by the board of directors (the “Board”).  Mr. Birkholz is also eligible to receive an annual bonus of up to 50% of his base salary, based upon performance and the achievement of specific objectives established by the Compensation Committee of the Board.  In addition to his annual performance bonus, Mr. Birkholz will also receive a special 2010 bonus in the amount of $82,290, which will be earned and payable in monthly installments over a twelve-month period, commencing in June 2010.  Because the Employment Agreement has no fixed term, Mr. Birkholz will be an “at will” employee.

The Employment Agreement also provides for a one-time grant of stock options to purchase 2.5% of the Company’s outstanding common stock (approximately 662,900 shares) pursuant to the Company’s Amended and Restated 2005 Incentive Award Plan on the Start Date, subject to receiving stockholder approval at the 2010 annual meeting for certain amendments to increase the number of shares available under the 2005 Incentive Award Plan and with respect to the award.   The options will vest at a rate of 25% on each of the first four anniversaries of the Start Date, provided that Mr. Birkholz is still employed by the Company on the applicable vesting date.  Any unvested options will become fully vested upon a change in control (as defined in the Employment Agreement).  The Employment Agreement states that the Board will make an appropriate adjustment to the number of options granted to adjust for the dilutive effect of any common stock issuance in connection with any exchange of the Company’s outstanding 3.75% Convertible Notes due 2027 (the “Convertible Notes”) for shares of the Company’s common stock or shares of the Company’s common stock and the Company’s 10% Senior Secured Notes due 2012 (“New Notes”), including if there is any issuance of common stock to holders of New Notes pursuant to the “most favored nation” provision of the indenture for the New Notes.

If the Company terminates the Employment Agreement other than for “cause” or if Mr. Birkholz resigns due to “good reason” (in each case, as such terms are defined in the Employment Agreement), Mr. Birkholz would continue to receive any unpaid portion of the special 2010 bonus and, so long as Mr. Birkholz executes, if requested, a separation agreement and general release in the form then used by the Company for its employees generally, the Employment Agreement provides for Mr. Birkholz to receive severance benefits equal to one year’s annual base salary (payable in monthly installments over a one-year period following termination) and payment of his health insurance premiums by the Company for one year.  If Mr. Birkholz’s employment terminates due to his death or “disability” (as defined in the Employment Agreement), he is entitled to receive any unpaid portion of the special 2010 bonus and certain other benefits.

Under the terms of the Employment Agreement, Mr. Birkholz is also entitled to reimbursement of certain expenses associated with his relocation to Seattle. He will be eligible to participate in all employee benefit plans and perquisite programs generally available to senior management personnel of the Company.  The Employment Agreement also contains customary confidentiality, work product, non-competition and non-solicitation provisions.

A copy of Mr. Birkholz’s Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the Company’s press release dated April 30, 2010 announcing the appointment of Mr. Birkholz is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information provided in Item 1.01 above is incorporated by reference to this Item 5.02.

On April 26, 2010, Hans Birkholz accepted the Company’s offer to become President and Chief Executive Officer of the Company and its Windstar Cruises business.  Mr. Birkholz will succeed Arthur A. Rodney as President of the Company effective May 10, 2010 and as Chief Executive Officer effective May 17, 2010.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated April 26, 2010, between Ambassadors International, Inc. and Hans Birkholz

99.1	Press release dated April 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 30, 2010

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Arthur A. Rodney
Name: Arthur A. Rodney Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated April 26, 2010, between Ambassadors International, Inc. and Hans Birkholz

99.1	Press release dated April 30, 2010